            Exhibit 99.1

Youngevity International, Inc. Reports

Record Revenues for the Year Ended December 31, 2016

Revenues Increased 3.9% Year-Over-Year

Gross Profit Increased by 5.6%

Shareholder Conference Call at 4:15 EDT

SAN DIEGO, CA--(March 30, 2017) - Youngevity International, Inc. (OTCQX: YGYI), a leading omni-direct lifestyle company, today reported financial results for the full year ended December 31, 2016.

2016 Full Year Highlights:

●
Revenues increased 3.9% over the prior year to $162.7 million

●
Gross Profit increased 5.6% to $98.1 million compared to the prior year

●
Operating Income decreased 53.5% to $2.5 million compared to the prior year

●
Net Loss decreased to $398,000 compared to net loss of $1.7 million in 2015

●
Adjusted EBITDA decreased 26.5% to $6.8 million compared to the prior year

Steve Wallach, Youngevity CEO said, “Our goal for 2016 was to set us up for the future and to position Youngevity for scalable growth across the enterprise. We spent virtually an entire year developing our Web Platform and our Cloud Based Infrastructure to position Youngevity as a platform company. We are just now entering the deployment phase of our Web Portal which should allow us to accelerate growth domestically and globally as well as more efficiently integrate future acquisitions. The last half of 2016 we invested heavily in marketing strategies including several newly branded product and training videos in multiple languages. We are anxious to start realizing a return on these substantial investments in the coming months and years.”

The President and CFO of Youngevity, Dave Briskie added, “It is always nice to achieve record revenue but when you factor in the scope and number of the projects and initiatives that were launched in 2016, we are especially proud of the revenue numbers. In addition to the Web Portal, we completely overhauled (or restructured) the entire sales and marketing team, invested heavily in the rebranding of Youngevity, including the beginning of a repackaging overhaul designed to create a cohesive look among all the brands, and we invested heavily in compliance initiatives, as well as initiatives to eliminate low margin components of our coffee segment. We are quite confident that these initiatives were essential for our future growth and profitability particularly as we work towards effecting a proposed uplisting this year of our common stock on a national securities exchange.”

2016 Full Year Results

Revenues

For the year ended December 31, 2016, our revenue increased 3.9% to $162,667,000 as compared to $156,597,000 for the year ended December 31, 2015.  During the year ended December 31, 2016, we derived approximately 89% of our revenue from our direct sales and approximately 11% of our revenue from our commercial coffee sales. Direct selling segment revenues increased by $6,491,000 or 4.7% to $145,418,000 as compared to the year ended December 31, 2015. This increase was primarily attributed to additional revenues of $9,602,000 derived from the Company’s new acquisitions, offset by a decrease of $3,111,000 in revenues from existing business. For the year ended December 31, 2016, commercial coffee segment revenues decreased by $421,000 or 2.4% to $17,249,000 as compared to the year ended December 31, 2015. This decrease was primarily attributed to a decrease in our roaster business due to a strategic shift in the segment’s business model to focus more effort on Company owned brands and forego its lower margin bulk coffee processing business, partially offset by an increase in green coffee sales as a result of increases in green coffee prices.

Cost of Revenues

Overall cost of revenues increased approximately 1.4% to $64,530,000 as compared to $63,628,000 for the year ended December 31, 2015. The direct selling segment cost of revenues increased 6.4% as a result of cost related to the increase in sales, an increase in product royalties and labor costs, partially offset by a decrease in shipping costs. The decrease in cost of revenues in the commercial coffee segment of 10.8% is attributable to decreases in sales related to the roaster business and lower green coffee costs a result of the Company’s ability to procure green coffee at lower costs from its plantation and other suppliers in Nicaragua.

Cost of revenues includes the cost of inventory including green coffee, shipping and handling costs incurred in connection with shipments to customers, direct labor and benefits costs, royalties associated with certain products, transaction merchant fees and depreciation on certain assets.

Gross Profit

In 2016 gross profit increased approximately 5.6% to $98,137,000 as compared to $92,969,000 for the year ended December 31, 2015. Gross profit as a percentage of revenues increased to 60.3%, compared to 59.4% in the prior year.

Operating Expenses

Operating expenses increased approximately 9.2% to $95,622,000 as compared to $87,563,000 for the year ended December 31, 2015. Included in operating expense is distributor compensation paid to our independent distributors in the direct selling segment. For the year ended December 31, 2016, distributor compensation increased 6.1% to $67,148,000 from $63,276,000 for the year ended December 31, 2015. This increase was primarily attributable to the increase in revenues. Distributor compensation as a percentage of direct selling revenues increased to 46.2% for the year ended December 31, 2016 as compared to 45.5% for the year ended December 31, 2015. This increase was primarily attributable to added incentive payouts and higher level achievements by distributors.

Sales and marketing expense increased 26.8% in 2016 to $10,413,000 from $8,212,000 for the year ended December 31, 2015 primarily due to increases in marketing and customer service staff direct labor and benefits costs, product marketing costs, convention costs and distributor events costs.

General and administrative expense increased in 2016 by 12.4% to $18,061,000 from $16,075,000 for the year ended December 31, 2015 primarily due to increases in costs related to the international expansion, employee labor and benefits costs, consulting fees, amortization costs, computer and internet related costs, travel costs, offset primarily by a decrease in non-cash expense of $253,000 as compared to last year related to warrant modification expense recognized during the year ended December 31, 2015. In addition, the contingent liability revaluation resulted in a benefit of $1,462,000 for the year ended December 31, 2016 compared to a benefit of $446,000 for the year ended December 31, 2015.

Total Other Expense

In 2016, total other expense decreased by $2,625,000 to $3,103,000 as compared to $5,728,000 for the year ended December 31, 2015. Total other expense is primarily net interest expense of $4,474,000 and the change in the fair value of warrant derivative of $1,371,000.

Net Loss

For the year ended December 31, 2016, the Company reported a net loss of $398,000 as compared to a net loss of $1,706,000 for the year ended December 31, 2015. The primary reason for the decrease in the loss when compared to the prior year was due to the decrease in income tax provision from $1,384,000 in tax provision in 2015 to a tax benefit of $190,000 in 2016, offset by an increase in loss before income taxes from $322,000 in 2015 to $588,000 in loss before income taxes in 2016.

Adjusted EBITDA

EBITDA (earnings before interest, income taxes, depreciation and amortization) as adjusted to remove the effect of stock based compensation expense and the non-cash loss on extinguishment of debt and the change in the fair value of the warrant derivative or "Adjusted EBITDA," decreased 26.5% to $6,772,000 for the year ended December 31, 2016 compared to $9,215,000 in the same period for the prior year.

Total cash and cash equivalents as of December 31, 2016 were $869 thousand, compared to $3.9 million as of December 31, 2015.

Total assets as of December 31, 2016 were $66.0 million compared to $61.3 million as of December 31, 2015.

Conference Call Information

Youngevity International will host a conference call today at 4:15 p.m. Eastern Daylight Time (1:15 Pacific Daylight Time) to discuss its financial results, quarterly highlights and business outlook.

 Investors can access the conference call by dialing Toll: +1 (562) 247-8321 and entering the access code: 132-403-283. It is advised that you dial-in at least five minutes prior to the call.

The conference call will be recorded and available for replay shortly after the conclusion of the call in the Investor Relations section of Youngevity International's website: http://ygyi.com/calls.php. The webcast will be archived for approximately 60 days.

 Non-GAAP Financial Measure -- Adjusted EBITDA

This news release includes information on Adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G.
Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period growth. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team.

Adjusted EBITDA is a non-GAAP financial measure. We calculate adjusted EBITDA by taking net income (loss), and adding back the expenses related to interest, income taxes, depreciation, amortization, stock based compensation expense, change in the fair value of the warrant derivative, non-cash impairment loss and debt extinguishment gain or loss, as each of those elements are calculated in accordance with GAAP. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing our operating performance or financial position, as Adjusted EBITDA is not defined by GAAP.

About Youngevity International

Youngevity International, Inc. (OTCQX: YGYI), is a leading omni-direct lifestyle company - offering a hybrid of the direct selling business model, that also offers e-commerce and the power of social selling. Assembling a virtual Main Street of products and services under one corporate entity, Youngevity offers proven products from the six top-selling retail categories: health/nutrition, home/family, food/beverage (including coffee), spa/beauty, apparel/jewelry, as well as innovative services. The Company was formed during the summer 2011 merger of Youngevity Essential Life Sciences with Javalution® Coffee Company (now part of the company's food and beverage division). The resulting company became Youngevity International, Inc. in July 2013. For investor information, visit YGYI.com. For general information on products and services, please visit youngevity.com. Keep up with current activities by following Youngevity on Twitter and liking the company Facebook page.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.   In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," "encouraged" and similar expressions and include statements regarding the deployment of our Web Portal allowing us to accelerate more acquisitions and larger integrations around the world, effecting an uplisting this year. The forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, our ability to use the Web Portal to accelerate acquisitions and integrations, to meet the initial listing standards of the national exchange to which we apply for a listing, to continue our financial performance and growth and the other factors described in our filings with the SEC. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Table Follows

Youngevity International, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands)

	Years Ended December 31,
	2016	2015

Revenues	$162,667	$156,597
Cost of revenues	64,530	63,628
Gross profit	98,137	92,969

Operating expenses
Distributor compensation	67,148	63,276
Sales and marketing	10,413	8,212
General and administrative	18,061	16,075
Total operating expenses	95,622	87,563
Operating income	2,515	5,406
Interest expense, net	(4,474)	(4,491)
Extinguishment loss on debt	-	(1,198)
Change in fair value of warrant derivative liability	1,371	(39)
Total other expense	(3,103)	(5,728)
Loss before income taxes	(588)	(322)
Income tax (benefit) provision	(190)	1,384
Net loss	$(398)	$(1,706)

Reconciliation of Non-GAAP Measure
Adjusted EBITDA to Net Loss
(In thousands)
	Years Ended December 31,
	2016	2015

Net loss	$(398)	$(1,706)
Add:
Interest, net	4,474	4,491
Income taxes	(190)	1,384
Depreciation	1,518	1,242
Amortization	2,344	2,112
EBITDA	7,748	7,523
Add:
Stock based compensation	395	455
Change in fair value of warrant derivative liability	(1,371)	39
Extinguishment loss on debt	-	1,198
Adjusted EBITDA	$6,772	$9,215

CONTACT INFORMATION

Contacts:

Youngevity International
Dave Briskie
President and Chief Financial Officer
1 800 982 3189 X6500

Investors:
Chuck Harbey
PCG Advisory Group
P: 646 863 7997

Media Contact:
Bobbie Wasserman for Youngevity
bobbie@wave2alliances.com
P: 866.570.4441